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                                [FORM OF OPINION]

_____________ __, 2003

Integrity Life Insurance Company
515 West Market Street
Louisville, Kentucky 40202

Re: AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF ____________ __, 2003 (THE "AGREEMENT"), BY AND AMONG SEPARATE ACCOUNT TEN OF INTEGRITY LIFE INSURANCE COMPANY ("SEPARATE ACCOUNT TEN"), SEPARATE ACCOUNT II OF INTEGRITY LIFE INSURANCE COMPANY ("SEPARATE ACCOUNT II", AND TOGETHER WITH SEPARATE ACCOUNT TEN, THE "ACCOUNTS"), BOTH SEPARATE ACCOUNTS AND INTEGRAL PARTS OF INTEGRITY LIFE INSURANCE COMPANY, A STOCK LIFE INSURANCE COMPANY ORGANIZED AND EXISTING UNDER THE INSURANCE LAWS OF THE STATE OF OHIO ("INTEGRITY"), AND TOUCHSTONE VARIABLE SERIES TRUST, A BUSINESS TRUST ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF MASSACHUSETTS (THE "TRUST) ON BEHALF OF ITS SERIES, THE TOUCHSTONE ENHANCED 30 FUND (THE "FUND")

Ladies and Gentlemen:

     You have requested our opinion regarding certain U.S. federal income tax consequences of the contract owners (the "Contractowners") who hold interests in Separate Account Ten through certain variable annuity contracts (the "Contracts") issued by Integrity where the Contractowners' interests in the Separate Account Ten will be transferred to, and continued as an investment division of Separate Account II, invested solely in shares of the Fund, all upon the terms and condition set forth in the Agreement (the "Transaction").

     In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the prospectus/proxy materials provided to Contractowners in connection with the Special Meeting of Shareholders held on December 5, 2003,
(c) certain representations concerning the Transaction made to us by Integrity in a letter dated ________ __, 2003 (the "Representation Letter"), (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

     Based on the foregoing and provided the Transaction is carried out in accordance with the Agreement and the Representation Letter, it is our opinion that for U.S. federal income tax purposes, no gain or loss should be recognized by the Contractowners as a result of the Transaction.

     This opinion only addresses the tax consequences to the Contractowners as a result of the Transaction and does not address any tax consequences of any other taxpayer,

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including Integrity, as a result of entering into the Transaction. Specifically, this opinion assumes and does not address the following: (i) each Contract, both before the Transaction and after the Transaction, satisfies, and will continue to satisfy, the definition of a "variable contract" as set forth in section 817(d) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) Separate Account Ten and Separate Account II both will each meet the diversification requirements of section 817(h) of the Code before the Transaction and Separate Account II will continue to meet such diversification requirements after the Transaction; and (iii) under the so-called investor control rules, Integrity, and not the Contractowners, will be treated for federal income tax purposes as the owner of the assets held or to be held, as the case may be, in the Accounts both before and after the Transaction. Finally, our opinion does not apply to any issues under the laws of any state or locality and is limited only to the federal income tax issue specifically addressed herein.

     Our opinion is based upon the provisions of the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

     Our opinion is being rendered only to the Contractowners and may be relied upon only by the Contractowners.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

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